Exhibit 15.9

nexa

CONSENT OF QUALIFIED PERSON

I, José Antonio Lopes, B.Geo., MAusIMM (CP) Geo, a Qualified Person for purposes of subpart 1300 of Regulation S-K ("**S-K 1300**"), and a Nexa Resources employee, consent to the public filing of the Annual Report titled ***"Annual Report Pursuant to section 13 or 15(d) of the Securities Exchange act of 1934"*** with an effective date of December 31, 2020. The document contains certain disclosures relating to the mining properties of Nexa Resources S.A. ("**Nexa Resources**", "**Nexa**" or the "**Company**") that have been prepared in accordance with S-K 1300 adopted by the U.S. Securities and Exchange Commission.

I certify that I have supervised and validated the mineral resources estimate performed by Nexa employees for Atacocha Underground Mine, Atacocha Open Pit Mine, and Morro Agudo Mine. I also have supervised the mineral resources estimate process performed by Nexa employees, revised and validated by independent mining consulting for Cerro Lindo, El Porvenir, Vazante, and Aripuanã.

I also certify that I have read the annual report on Form 20-F and approved the document being filed by Nexa Resources S.A. and that it fairly and accurately represents the Mineral Resources for each propriety for which I am responsible.

Dated: March 22, 2021.

José Antonio Lopes, B.Geo., MAusIMM (CP) Geo